Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$5,307,000.00	$534.41

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

November 2015 Pricing Supplement Registration Statement No. 333-202524 Dated November 20, 2015 Filed Pursuant to Rule 424(b)(2)

Structured Investments

$5,307,000 Contingent Income Performance Leveraged Upside Securities due November 25, 2019

Based on the Performance of the Alerian MLP ETF

Principal at Risk Securities

The Contingent Income Performance Leveraged Upside Securities (the “securities”) do not guarantee the payment of interest or the repayment of the stated principal amount. Instead, investors will receive a contingent quarterly payment with respect to the relevant quarterly period at an annual rate of 9.00% of the stated principal amount only if the closing price of the underlying shares on the relevant determination date is greater than or equal to the initial share price. Otherwise, investors will not receive a contingent quarterly payment with respect to that quarterly period. At maturity, if the price of the underlying shares has increased from the initial share price, investors will receive the stated principal amount of their investment plus a payment reflecting the leveraged upside performance of the underlying shares. However, if the price of the underlying shares has decreased from the initial share price, the investor will lose 1% for every 1% decline in the underlying shares from the pricing date to the final determination date. In that case, the payment at maturity will be less than the stated principal amount and could be zero. As a result, investors must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payment. Accordingly, the securities do not guarantee any return of principal at maturity. The securities are intended for investors who seek an opportunity to earn interest at a potentially above-market rate and who seek a leveraged equity fund-based return linked to the underlying shares in exchange for the risks of principal loss and receiving few or no contingent quarterly payments over the term of the securities. All payments on the securities are subject to the credit risk of HSBC. These securities are not secured obligations and you will not have any security interest in, or otherwise have access to, any underlying shares or any securities held by the index fund.

SUMMARY TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Reference asset:	The shares (the “underlying shares”) of the Alerian MLP ETF (the “index fund”) (Bloomberg symbol: “AMLP”)
Aggregate principal amount:	$5,307,000
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	November 20, 2015
Original issue date:	November 25, 2015 (3 business days after the pricing date)
Maturity date:	November 25, 2019, subject to adjustment as described in the accompanying ETF Underlying Supplement.
Determination closing price:	The closing price of the underlying shares on any determination date other than the final determination date, as determined by the calculation agent, and as adjusted by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.
Contingent quarterly payment:

•      If, on any determination date, the determination closing price or the final share price, as applicable, is greater than or equal to the initial share price, we will pay a contingent quarterly payment at an annual rate of 9.00% of the stated principal amount per security (corresponding to $0.225 (or 2.25%) per quarter per security) on the related contingent payment date.

•      If, on any determination date, the determination closing price or the final share price, as applicable, is less than the initial share price, no contingent quarterly payment will be made with respect to that determination date.

Determination dates:	February 22, 2016, May 20, 2016, August 22, 2016, November 21, 2016, February 21, 2017, May 22, 2017, August 21, 2017, November 20, 2017, February 20, 2018, May 21, 2018, August 20, 2018, November 20, 2018, February 20, 2019, May 20, 2019, August 20, 2019 and November 20, 2019 (the “final determination date”), each subject to adjustment as described in the accompanying ETF Underlying Supplement.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.
Payment at maturity:

•    If the final share price is greater than or equal to the initial share price, in addition to the contingent quarterly payment otherwise due on the maturity date, a cash payment equal to:

$10 + the leveraged upside payment

•    If the final share price is less than the initial share price:

$10 + ($10 x the share performance factor)

In that case, the contingent quarterly payment is not payable on the maturity date. In addition, the payment at maturity will be less than the stated principal amount and you will lose up to 100% of your principal amount.

Leveraged upside payment:	$10 x leverage factor x share performance factor
Leverage factor:	200%
Share performance factor:	(final share price – initial share price) / initial share price
Initial share price:	$12.27, which was the official closing price of the underlying shares on the pricing date
Final share price:	The official closing price of the underlying shares on the final determination date, as determined by the calculation agent, and as adjusted by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.
Official closing price:	The official closing price of the underlying shares on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “AMLP UP <Equity>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable
Estimated initial value:	The estimated initial value of the securities is less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. See “Risk Factors—The estimated initial value of the securities, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
CUSIP / ISIN:	40434E333/US40434E3339
Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Additional Information About the Securities—Supplemental plan of distribution (conflicts of interest).”

Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per security	$10.00	$0.25(1) $0.05(2)	$9.70
Total	$5,307,000.00	$132,675.00 $26,535.00	$5,147,790.00

(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.30 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.25 for each security they sell. See “Additional Information About the Securities—Supplemental plan of distribution (conflicts of interest).”
(2)	Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

The estimated initial value of the securities as of the pricing date is $9.60 per security, which is less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 5 of this document for additional information.

Investment in the securities involves certain risks. See “Risk Factors” beginning on page 5 of this pricing supplement, page S-1 of the ETF Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the securities, or determined that this pricing supplement or the accompanying ETF Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Contingent Income Performance Leveraged Upside Securities due November 25, 2019

Based on the Performance of Alerian MLP ETF

Principal at Risk Securities

You should read this document together with the related ETF Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The ETF Underlying Supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

The prospectus supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

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Based on the Performance of the Alerian MLP ETF

Principal at Risk Securities

Investment Summary

Contingent Income Performance Leveraged Upside Securities

Principal at Risk Securities

The Contingent Income Performance Leveraged Upside Securities due November 25, 2019 Based on the Performance of the Alerian MLP ETF, which we refer to as the securities, provide an opportunity for investors to earn a contingent quarterly payment at an annual rate of 9.00% of the stated principal amount with respect to each quarterly determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to the initial share price. The contingent quarterly payment, if any, will be payable quarterly on the contingent payment date (which is the third business day after the related determination date) or the maturity date, as applicable. It is possible that the closing price of the underlying shares could remain below the initial share price for extended periods of time or even throughout the term of the securities so that you may receive few or no contingent quarterly payments.

At maturity, if the price of the underlying shares has increased from the initial share price, investors will receive the stated principal amount of their investment plus a payment reflecting the leveraged upside performance of the underlying shares. However, if the price of the underlying shares has decreased from the initial share price, the investor will lose 1% for every 1% decline in the underlying shares from the pricing date to the final determination date. In that case, the payment at maturity will be less than the stated principal amount and could be zero. As a result, investors must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payment.

Key Investment Rationale

The securities do not guarantee the payment of interest or the repayment of the stated principal amount. Instead, the securities offer investors an opportunity to earn a contingent quarterly payment at an annual rate of 9.00% of the stated principal amount with respect to each determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to the initial share price. The payment at maturity will vary depending on the final share price, as follows:

Leveraged Performance	The securities offer investors an opportunity to capture enhanced returns for any positive performance relative to a direct investment in the underlying shares.
Upside Scenario	The price of the underlying shares increases and, at maturity for each security, we will pay the stated principal amount of $10 plus 200% of the share performance factor.
Par Scenario	The price of the underlying shares does not change and, at maturity for each security, we will pay the stated principal amount of $10.
Downside Scenario	The price of the underlying shares declines and, at maturity for each security, we will pay less than the stated principal amount by an amount that is proportionate to the decline.

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Contingent Income Performance Leveraged Upside Securities due November 25, 2019

Based on the Performance of the Alerian MLP ETF

Principal at Risk Securities

How the Securities Work

Payoff Diagram

In addition to any contingent quarterly payments, the payment at maturity on the securities will be based on the performance of the underlying shares. The payoff diagram below illustrates the payment at maturity assuming the following terms:

Stated principal amount:	$10 per security
Leverage factor:	200%

Security Payoff Diagram

How it works

▪	Upside Scenario: If the final share price is greater than the initial share price, investors would receive the $10 stated principal amount plus 200% of the appreciation of the underlying shares over the term of the securities.
▪	For example, if the price of the underlying shares appreciates 3%, investors would receive a 6% return, or $10.60 per security.
▪	Par Scenario: If the final share price is equal to the initial share price, investors would receive the stated principal amount of $10 per security.
▪	Downside Scenario: If the final share price is less than the initial share price, investors would receive an amount that is less than the stated principal amount, based on a 1% loss of principal for each 1% decline in the price of the underlying shares.
▪	For example, if the price of the underlying shares depreciates 30%, investors would lose 30% of their principal and receive only $7 per security at maturity, or 70% of the stated principal amount.

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Based on the Performance of the Alerian MLP ETF

Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” on page S-1 in the accompanying prospectus supplement and on page S-1 of the ETF Underlying Supplement. Investing in the securities is not equivalent to investing directly in the underlying shares. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying ETF Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement, including the explanation of risks relating to the securities described in the following sections:

“— Risks Relating to All Note Issuances” in the prospectus supplement; and

“—General Risks Related to the Index Funds” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	You may lose your entire initial investment. The securities do not guarantee any return of principal. The securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the securities at maturity. HSBC will only pay you the principal amount of your securities in cash if the final share price is greater than or equal to the initial share price. If the final share price is less than the initial share price, you will be exposed to the decline in the closing price of the underlying shares, as compared to the initial share price, on a 1 to 1 basis, and you will receive at maturity an amount that is less than the stated principal amount, and could be zero.

▪	You will not receive any contingent quarterly payment for any quarterly period where the determination closing price or the final share price, as applicable, is less than the initial share price on the related determination date. A contingent quarterly payment will be made with respect to a quarterly period only if the determination closing price or the final share price is greater than or equal to the initial share price on the related determination date. If the determination closing price or the final share price remains below the initial share price on each determination date over the term of the securities, you will not receive any contingent quarterly payments, and you will also lose a portion of your principal amount.

▪	The amounts payable on the securities are not linked to the price of the underlying shares at any time other than on the determination dates, including the final determination date. The payments on the securities will be based on the closing price of the underlying shares on each determination date, subject to postponement for non-trading days and certain market disruption events. As a result, you will not know whether you will receive the contingent quarterly payment or the amount of payment at maturity until the relevant determination date. Moreover, even if the market price of the underlying shares appreciates prior to an applicable determination date but then decreases on that day to a price that is below the initial share price, the contingent quarterly payment on the securities will not be paid. Similarly, the payment at maturity will be less, and may be significantly less, than it would have been had the securities been linked to the price of the underlying shares on a date prior to the final determination date. Although the actual price of the underlying shares on the maturity date or at other times during the term of the securities may be higher than the price on one or more determination dates, the payments on the securities will be based solely on the price of the underlying shares on the determination dates.

▪	Credit risk of HSBC USA Inc. The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities and could lose your entire investment.

▪	The estimated initial value of the securities, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the securities in the secondary market, if any. The estimated initial value of the securities was calculated by us on the pricing date and is less than the price to public. The estimated initial value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In

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addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We determined the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

▪	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 10 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

▪	The price of your securities in the secondary market, if any, immediately after the pricing date may be less than the price to public. The price to public takes into account certain costs. These costs include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the underlying shares and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the securities in the secondary market, including: the trading price, volatility (frequency and magnitude of changes in value), and dividend yield of the underlying shares, whether the determination closing price has been below the initial share price on any determination date, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying shares and which may affect the price of the underlying shares, the composition of the Alerian MLP Infrastructure Index (the “underlying index”), the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the price of the underlying shares and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. Some or all of these factors may adversely affect the market value of the securities. You may receive less, and possibly significantly less, than the stated principal amount per security if you sell your securities prior to maturity.

▪	Changes that affect the index fund or the underlying index will affect the market value of the securities and the amount you will receive on the securities. The index fund seeks to track the price and yield performance of the underlying index. The policies of the reference issuer of the underlying shares or the index sponsor of the underlying index concerning additions, deletions and substitutions of the constituents comprising the index fund or the underlying index, as applicable, and the manner in which the reference issuer or the index sponsor takes account of certain changes affecting those constituents included in the index fund or the underlying index may affect the price of the underlying shares. The policies of the reference issuer or the index sponsor with respect to the calculation of the index fund or the underlying index, as applicable, could also affect the price of the underlying shares. The reference issuer or the index sponsor may discontinue or suspend calculation or dissemination of

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the index fund or the underlying index, as applicable. Any such actions could affect the price of the underlying shares and the value of the securities.

▪	The performance and market value of the index fund during periods of market volatility may not correlate with the performance of the underlying index as well as the net asset value per share of the index fund. During periods of market volatility, securities underlying the index fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the index fund and the liquidity of the index fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the index fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the index fund. As a result, under these circumstances, the market value of shares of the index fund may vary substantially from the net asset value per share of the index fund. For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the underlying index as well as the net asset value per share of the index fund, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payments on the securities.

▪	The stocks held by the index fund are concentrated in one sector. All of the securities held by the index fund are issued by energy infrastructure Master Limited Partnerships (MLPs). As a result, the securities that will determine the performance of the securities are concentrated in one sector. Although an investment in the securities will not give holders any ownership or other direct interests in the index fund or the securities held by the index fund, the return on the securities will be subject to certain risks associated with a direct equity investment in energy infrastructure MLPs. Accordingly, by investing in the securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

▪	An investment in the securities is subject to risks associated with the energy sector. The index fund invests primarily in energy infrastructure companies. Energy infrastructure companies are subject to risks specific to the industry they serve including, but not limited to, the following:

•	worldwide and domestic supply of, and demand for, energy commodities available for transporting, processing or storing;

•	new construction risks and acquisition risk that can limit growth potential;

•	sustained reduced demand for crude oil, natural gas and refined petroleum products resulting from a recession, an increase in market price or higher taxes;

•	changes in domestic and foreign governmental regulations and taxes;

•	extreme weather, changes in weather patterns and climatic changes;

•	rising interest rates which could result in a higher cost of capital and drive investors into other investment opportunities;

•	the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere; and

•	general economic conditions worldwide.

▪	An investment in the securities is subject to risks associated with MLPs. All securities held by the index fund are issued by MLPs. Investment in securities of MLPs involve risks that differ from investments in common stocks, including risks related to limited control and limited rights to vote on matters affecting MLPs, and risks related to potential conflicts of interest between MLPs and MLP’s general partners. In addition, securities of MLPs often have less liquidity than common stocks of larger companies, and the tax treatment of MLPs may be adversely changed. All these factors may adversely affect the prices of the securities held by the index fund and consequently, the price of the underlying shares and the return on the securities.

▪	A limited number of the securities held by the index fund may affect the price of the underlying shares. As of November 3, 2015, there are only 23 securities held by the index fund, and the top five securities constituted 39.79% of the total weight of the index fund. Any reduction in the market price of those securities is likely to have a substantial adverse impact on the price of the underlying shares and the value of the securities.

▪	The underlying shares have limited historical information. The underlying shares commenced trading on August 25, 2010. Because the underlying shares have limited trading history, your investment in the securities linked to the underlying shares may involve a greater risk than investing in securities linked to one or more equity securities with a more established record of performance.

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▪	As a holder of the securities, you will not have any ownership interest or rights in the underlying shares or the securities held by the Alerian MLP ETF. As a holder of the securities, you will not have any ownership interest or rights in the underlying shares or the securities held by the Alerian MLP ETF, such as voting rights, dividend payments or other distributions. In addition, the Alerian MLP ETF will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the underlying shares and the securities.

▪	No affiliation with the Alerian MLP ETF. We are not affiliated with the Alerian MLP ETF. We have not made any independent investigation of the adequacy or completeness of the information about the Alerian MLP ETF contained in this pricing supplement. You should make your own investigation into the underlying shares and the Alerian MLP ETF. We are not responsible for the Alerian MLP ETF’s public disclosure of information, whether contained in SEC filings or otherwise.

▪	There is limited anti-dilution protection. For certain events affecting the underlying shares, such as stock splits or extraordinary dividends, the calculation agent may make adjustments to the terms of the securities, including the price of the underlying shares. However, the calculation agent is not required to make an adjustment for every corporate action which affects the underlying shares. If an event occurs that does not require the calculation agent to adjust any term of the securities, the market price of the securities may be materially and adversely affected. See “Additional Terms of the Notes—Antidiultion and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	Hedging and trading activity by our affiliates could adversely affect the value of the securities. One or more of our affiliates and/or third party dealers has carried out and expects to continue to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying shares), including trading in the underlying shares. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our affiliates also trade the underlying shares and securities held by the index fund and other financial instruments related to those securities on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share price, which is the price at or above which the underlying shares must close on each determination date in order for you to earn a contingent quarterly payment or, in order for you to avoid being exposed to the negative price performance of the underlying shares at maturity. Additionally, such hedging or trading activities during the term of the securities could adversely affect the price of the underlying shares on the determination dates and, accordingly, the payout to you on the securities.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities. As calculation agent, HSBC or one of its affiliates has determined the initial share price and will determine the final share price, whether the contingent quarterly payment will be paid on each contingent payment date, whether a market disruption event has occurred, whether to make any adjustments to any determination closing price or the final share price and the payment that you will receive at maturity, if any. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may require it to exercise discretion and make subjective judgments and may adversely affect the payout to you on the securities.

▪	The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes.

Please read the discussion under “Additional Information About the Securities – Additional Provisions – Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities. Pursuant to the terms

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of the securities, you agree to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment that will be treated as ordinary income to you at the time received or accrued in accordance with your regular method of tax accounting. If the Internal Revenue Service (“IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein. Non-U.S. Holders should note that the entire amount of the contingent quarterly payments will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty), and we will not be required to pay any additional amounts with respect to amounts withheld. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any U.S. Treasury Department regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdictions.

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Information About the Underlying Shares

The Alerian MLP ETF

The shares of the Alerian MLP ETF (the “index fund”) are issued by ALPS ETF Trust (the “trust”), a registered investment company. The index fund seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the underlying index. The underlying index is the Alerian MLP Infrastructure Index, which is a subset of the Alerian MLP Index. The index fund’s investment advisor is ALPS Advisors, Inc. (“ALPS”). The index fund’s shares trade on the NYSE Arca under the ticker symbol “AMLP.” The trust’s SEC CIK Number is 0001414040. The inception date of the index fund was August 25, 2010.

For additional information regarding the trust and ALPS, please consult the reports and other information that the trust files with the SEC. In addition, information regarding the index fund may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, at http://www.alerianetfs.com and http://www.alerianmlp.com. We are not incorporating by reference the websites, the sources listed above or any material they include in this document.

Investment Objective and Strategy

The Alerian MLP ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. The index fund’s investment objective may be changed by its board of trustees without shareholder approval. The index fund will normally invest at least 90% of its total assets in component securities (or depositary receipts based on such securities) of the underlying index. The index fund generally will invest in all of the securities that comprise the underlying index in proportion to their weightings in the underlying index; however, under various circumstances, it may not be possible or practicable to purchase all of the securities in the underlying index in those weightings. In addition, the index fund may not be fully invested at times as a result of cash flows into the index fund or reserves of cash held by the index fund to meet redemptions and expenses. In any of those circumstances, the index fund may purchase a sample of the securities in the underlying index or utilize various combinations of other available investment techniques in seeking performance which corresponds to the performance of the underlying index. The index fund may invest its remaining assets in money market instruments, including repurchase agreements or other funds which invest exclusively in money market instruments, convertible securities, structured notes linked to the underlying index or its components, forward foreign currency exchange contracts and in swaps, options and futures contracts. Swaps, options and futures contracts (and convertible securities and structured notes) may be used by the index fund in seeking performance that corresponds to the underlying index, and in managing cash flows. The index fund will not invest in money market instruments as part of a temporary defensive strategy to protect against potential stock market declines.

Correlation

The performance of the index fund and the underlying index may vary due to a variety of factors. Unlike many ETFs, the index fund expects to effect redemptions of creation units for cash, rather than in-kind. The index fund may not be fully invested at times, either as a result of cash flows into the index fund or reserves of cash held by the index fund to meet redemptions and expenses. In addition, another significant factor is the index fund’s tax expense (as described in the next paragraph), as well as the index fund’s operating expenses (including management fees) and costs the index fund incurs in buying and selling securities, especially when rebalancing the index fund’s holdings to reflect changes in the composition of the underlying index.

Unlike most other investment companies, the index fund is not eligible to elect to be treated as a regulated investment company for tax purposes because of its investments primarily in MLPs invested in energy assets. Thus, the index fund is obligated to pay applicable federal and state corporate income taxes on its taxable income. The amount of taxes paid by the index fund will vary depending on the amount of income and gains derived from investments or sales of MLP interests, and these taxes will reduce the return on an investment in the index fund. In addition, the index fund expects that a portion of the quarterly and other distributions it receives from the MLPs it holds may be treated as a tax deferred return of capital, thus reducing the index fund’s adjusted tax basis in the relevant MLP units. These reductions in the index fund’s adjusted tax basis in the MLP units will increase the amount of gain (or decrease the amount of loss) recognized by the index fund on a subsequent sale of the securities. The index fund will accrue deferred income taxes for any future tax liability associated with that portion of MLP distributions considered to be a tax-deferred return of capital as well as capital appreciation of its investments. Upon the sale of an MLP unit, the index fund may be liable for previously deferred taxes. The underlying index, however, is calculated without any deductions for taxes. As a result, the index fund’s after tax performance could differ significantly from the underlying index even if the pretax performance of the index fund and the performance of the underlying index are closely correlated.

The Underlying Index

The Alerian MLP Infrastructure Index is currently comprised of 23 energy infrastructure MLPs. The MLPs in the underlying index earn a majority of their revenues from transportation, storage and processing of energy commodities. The underlying index constituents earn the majority of their cash flow from the transportation, storage, and processing of energy commodities.

The underlying index is calculated using a capped, float-adjusted, capitalization weighted methodology and is disseminated real-time on a price-return basis by the NYSE under the ticker “AMZI” and by other data vendors. The base date for the underlying index is December 29, 1995, with a base value of 100. The underlying index is sponsored and maintained by Alerian and is calculated by Standard & Poor’s. Additional information about the underlying index may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and on the index sponsor’s website, www.alerian.com. We are not incorporating by reference the website, the sources listed above or any material they include in this document.

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Index Constituents

The following criteria must be met for a current constituent to be eligible to remain in the underlying index or for a new constituent to be eligible for addition to the underlying index:

1.	Is a publicly traded partnership or limited liability company;

2.	Earns the majority of its pro forma cash flow from the pipeline transportation, storage, and processing of energy commodities (which is not meant to include production, retail marketing, royalty, marine transportation, wholesale distribution and power generation);

3.	Represents the primary limited partner interests of a partnership or LLC that is an operating company (excluding, among others, the following types of securities: general partner interests, i-units, preferred units, exchange-traded products, open-end funds, closed end funds and royalty trusts);

4.	Has a distribution policy intended to consistently maintain or increase distributions over time;

5.	Has generated positive distributable cash flow for the trailing four quarters combined (exceptions are made on a case-by-case basis for transformative acquisitions and completed projects; a company that has not reported four quarters’ worth of earnings as a public company is required instead to have generated positive distributable cash flow during each reported quarter and projected positive distributable cash flow for the period specified in its final initial public offering prospectus);

6.	Declared at least its pro rata minimum quarterly distribution for the trailing two quarters (a company that cuts its distribution due to publicly ongoing merger or buyout discussions will not be removed from the underlying index on that basis alone and the projected distribution set forth in the IPO prospectus will be used for a newly public company);

7.	Maintained or grew its distribution quarter-over-quarter for at least one of the trailing two quarters;

8.	Has a median daily trading volume on all U.S. exchanges of at least $2.5 million for the six-month period preceding the data compilation and analysis date; and

9.	Has an adjusted market capitalization of at least $2 billion.

The majority of pro forma cash flow for purposes of criteria 2 above is calculated on a trailing-two-quarter basis using a partnership’s reported business segments. Cash flow from a partnership’s general partner (“GP”) interest or incentive distribution rights in another publicly traded partnership or LLC is zeroed for the purposes of this determination. Pro forma information is included to accelerate the eligibility of partnerships that have been transformed by a recent acquisition.

A non-constituent will only be added to the underlying index if it meets all criteria during the quarterly rebalancing process, subject to the minimum constituent requirement described below. A constituent will remain in the underlying index if it continues to meet the first eight criteria and has an adjusted market capitalization of at least $1.6 billion (20% below the entry threshold). Constituents will only be removed from the underlying index for failing to do so during the quarterly rebalancing process. A non-constituent that has entered into a merger agreement to be acquired is not eligible to be added to the underlying index.

The underlying index must have a minimum of 20 constituents. If the number of constituents would otherwise fall below 20, constituents are added on the rebalancing date until the underlying index has 20 constituents, with preference given according to the following criteria, in order:

a. Fewest number of failed criteria above, numbers six through nine above; and

b. Adjusted market capitalization.

These criteria are reviewed regularly to ensure consistency with industry trends.

Calculation of and Adjustments to the Underlying Index

The underlying index is calculated by Standard & Poor’s using a float-adjusted, capitalization-weighted methodology. That means the level of the underlying index reflects the total market value of all the constituent MLP units relative to a particular base period. The index value at any time equals the aggregate value of the MLP units included in the underlying index (adjusted for units outstanding and investable weight factor, described below), divided by the divisor. The divisor is intended to ensure consistency over time relative to the base period. The divisor was initially equal to the index market capitalization on December 29, 1995 divided by 100, and is adjusted following each quarterly rebalancing to equal the post-rebalancing index market capitalization divided by the index value prior to the rebalancing. The underlying index does not account for cash distributions, as it is not a “total return” index.

Units included in the calculation of units outstanding include, but are not limited to, common units, subordinated units, special class units, and paid-in-kind units. Units excluded from the calculation of units outstanding are GP units, management incentive units, and tradable, non-common units.

The units outstanding number generally reflects that which is represented by the latest annual or quarterly report, unless otherwise indicated by a press release or SEC document filed in connection with a transaction. The following is a non-exhaustive list of qualifying transactions and the point at which they are reflected for index share calculation and constituent selection purposes in a security’s units outstanding:

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Qualifying Transaction	When Reflected in Units Outstanding
Follow-on public equity offerings	Time of pricing
Over-allotment option exercises	Earlier of time of press release or current report
Private investments in public equity (“PIPEs”)	Time of closing
Unit repurchases	Earlier of time of press release or current report
At-the-market equity offerings	As reported in periodic reports, prospectuses, or proxies

Unless a lock-up period has been specified, common units issued in a PIPE transaction are considered to be freely tradable upon the earlier of (a) the effective date of the relevant SEC registration statement or (b) 180 days after the transaction close.

A security’s investable weight factor (“IWF”) is calculated as follows:

(Units outstanding — Non-common units — Unregistered common units — Insider-owned common units) / Units outstanding.

Non-common units consist of tradable preferred stock, tradable institutional units (“i-units”), tradable rights, tradable warrants, tradable shares, tradable subordinated units, and similar instruments that do not represent common units of the MLP. Unregistered common units are common units issued in PIPE transactions, which are not considered to be freely tradable until the expiration of the lock-up period or, if no lock-up period is specified, the earlier of the effective date of the applicable SEC registration statement or 180 days after the closing of the PIPE transaction. Insider-owned common units are those which are included in Item 12 (“Security Ownership of Certain Beneficial Owners and Management”) of a constituent’s latest annual report or proxy statement and includes units owned by all directors and named executive officers, plus common units owned by GPs and/or persons or entities with board representation. Other documents (e.g., press releases, Form 8-Ks and prospectus supplements) indicating changes to ownership by a GP are reflected immediately.

The GP adjustment is a percentage equal to 100% minus the GP percentage. For constituents with a non-economic GP or no GP at all, the GP percentage is 0%. For traditional MLPs, the index sponsor states that the GP percentage typically starts at 2%, but may fall if the GP does not participate in future offerings and is therefore its GP interest is diluted. The index sponsor will only update the GP percentage upon the filing of the constituents’ annual reports indicating such a change.

Index Rebalancing

Index rebalancings fall into two groups: quarterly rebalancings and special rebalancings. Quarterly rebalancings occur on the third Friday of each March, June, September, and December, and are effective at the open of the next trading day. In the event that the major U.S. exchanges are closed on the third Friday of March, June, September, or December, the rebalancing will take place after market close on the immediately preceding trading day. Data relating to constituent eligibility, additions, and deletions are compiled and analyzed as of 4:00 p.m., Eastern Standard Time on the first Friday of March, June, September, and December. Each constituent’s index shares are then calculated according to the reweighting process described below, and assigned after market close on the quarterly rebalancing date. Since index shares are assigned based on prices on the first Friday of March, June, September, and December, the weight of each constituent on the quarterly rebalancing date may differ from its target weight due to market movements.

After market close on the first Friday of March, June, September, and December, the post-rebalancing constituents are weighted and ranked by float-adjusted market capitalization. If the weight of the largest constituent exceeds 10.00%, it is assigned a weight of 10.00% and its excess weight is proportionately distributed to the remaining constituents. After this distribution, if the weight of the second largest constituent exceeds 7.50%, it is assigned a weight of 7.50% and its excess weight is proportionately distributed to the remaining constituents. This process is repeated for the third, fourth, fifth, and sixth largest constituents, with excess weights proportionately distributed to the remaining constituents. After these distributions, if the weight of the seventh largest constituent exceeds 4.75%, it is assigned a weight of 4.75% and its excess weight is proportionately distributed to the remaining constituents. This process is repeated until none of the remaining constituents has a weight that exceeds 4.75%.

Special rebalancings are triggered by corporate actions and are implemented as practically as possible on a case-by-case basis. Generally, in a merger between two or more index constituents, the special rebalancing will take place one full trading session after the constituent’s issuance of a press release indicating that all needed merger votes have passed. If the stock is delisted before market open on the day after all needed merger votes have passed, the delisted security will trade at the conversion price, including any cash consideration. Only the units outstanding and IWF of the surviving constituents in a merger will be updated to reflect the latest information available. Index shares are then calculated to the weighting methodology above and assigned after market close on the rebalancing date.

Index Governance: An independent advisory board of MLP and energy infrastructure executives, legal partners, and other senior financial professionals reviews all methodology modifications and constituent changes. The board is comprised of a minimum of five members, all of whom must be independent.

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Information as of market close on November 20, 2015:

Bloomberg Ticker Symbol:	AMLP	52 Week High (on 11/20/2014):	$18.86
Current Share Closing Price:	$12.27	52 Week Low (on 9/29/2015):	$11.51
52 Weeks Ago:	$18.82

This document relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the Alerian MLP ETF. We have derived all disclosures contained in this document regarding the Alerian MLP ETF shares from the publicly available documents. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Alerian MLP ETF. Neither we nor the agent has made any independent investigation as to the accuracy or completeness of such publicly available documents or any other publicly available information regarding the Alerian MLP ETF. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Alerian MLP ETF could affect the value received with respect to the securities and therefore the value of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying shares.

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Historical Information

The table below sets forth the published high and low prices of the underlying shares for each quarter in the period from August 25, 2010, the date when the underlying shares commenced trading, through November 20, 2015. The associated graph shows the closing prices of the underlying shares for each day in the same period. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying shares should not be taken as an indication of their future performance, and no assurance can be given as to the price of the underlying shares at any time, including on the determination dates.

Shares of the Alerian MLP ETF CUSIP: 00162Q866	High (Intraday)	Low (Intraday)	Period End (Closing)

2010
Third Quarter (from August 25, 2010)	$15.48	$14.90	$15.45
Fourth Quarter	$16.17	$15.45	$16.07
2011
First Quarter	$16.59	$15.70	$16.36
Second Quarter	$16.79	$15.38	$16.04
Third Quarter	$16.18	$13.10	$15.24
Fourth Quarter	$17.18	$14.31	$16.62
2012
First Quarter	$17.19	$16.43	$16.67
Second Quarter	$16.88	$15.20	$15.98
Third Quarter	$16.62	$15.94	$16.57
Fourth Quarter	$16.88	$15.43	$15.95
2013
First Quarter	$17.72	$16.12	$17.72
Second Quarter	$18.14	$16.75	$17.85
Third Quarter	$18.32	$17.02	$17.59
Fourth Quarter	$18.03	$16.96	$17.79
2014
First Quarter	$17.88	$17.32	$17.66
Second Quarter	$19.00	$17.67	$19.00
Third Quarter	$19.33	$18.02	$19.17
Fourth Quarter	$19.26	$16.01	$17.52
2015
First Quarter	$17.78	$16.07	$16.57
Second Quarter	$17.33	$15.53	$15.56
Third Quarter	$16.03	$11.48	$12.48
Fourth Quarter (through November 20, 2015)	$14.24	$11.67	$12.27

The Alerian MLP ETF – Daily Closing Prices August 25, 2010 to November 20, 2015

*The red solid line indicates the initial share price of $12.27, which was the official closing price of the underlying shares on the pricing date.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	40434E333
ISIN:	US40434E3339
Minimum ticketing size:	$1,000 / 100 securities
Events of default and acceleration:

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at maturity” in this pricing supplement except that the accelerated contingent quarterly payment will be calculated on the basis of a 360-day year consisting of twelve 30-day months. In that case, the scheduled trading day preceding the date of acceleration will be used as the final determination date for purposes of determining the final share price. If a market disruption event exists with respect to the underlying shares on that scheduled trading day, then the accelerated final determination date for the underlying shares will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled final determination date). The accelerated maturity date will then be the third business day following the postponed accelerated final determination date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities—Events of Default” and “Securities—Events of Default; Defaults” in the prospectus.

Reference issuer:	ALPS ETF Trust is the reference issuer.
Tax considerations:

Prospective investors should note that the discussion under the section called “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following summary is a general discussion of the material U.S. federal tax consequences of ownership and disposition of the securities. This discussion applies only to initial investors in the securities who:

•      purchase the securities at their “issue price”; and

•      hold the securities as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•     certain financial institutions;

•     insurance companies;

•     certain dealers and traders in securities, commodities or foreign currencies;

•     investors holding the securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

•     U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

•     partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•     regulated investment companies;

•     real estate investment trusts;

•     tax-exempt entities, including an “individual retirement account” or “Roth IRA”, as defined in Section 408 or 408A of the Code, respectively; or

•     persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary.

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Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury Department regulations, all as of the date hereof, changes to any of which subsequent to the date of this document may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security could be treated as a single financial contract that provides for a contingent quarterly payment. Pursuant to the terms of the securities, you agree to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment that will be treated as ordinary income to you at the time received or accrued in accordance with your regular method of tax accounting. Subject to the limitations described herein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a security as a single financial contract that provides for a contingent quarterly payment.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the tax treatment described herein. Accordingly, you should consult your tax advisor regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities) and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

We will not attempt to ascertain whether the issuer of the underlying shares would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the issuer of the underlying shares were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder, as defined below, in the case of a USRPHC. You should refer to information filed with the SEC and other authorities by the issuer of the underlying shares, and consult your tax advisor regarding the possible consequences to you if the issuer of the underlying shares is or becomes a PFIC or a USRPHC.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•     an individual who is a citizen or resident of the United States, for U.S. federal income tax purposes;

•     a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

•     an estate or trust, the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Contingent Quarterly Payment. Any contingent quarterly payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, or Settlement of the Securities. Upon a sale, exchange, or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized (other than with respect to cash attributable to the contingent quarterly

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payment, which should be treated as discussed above) on the sale, exchange, or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged, or settled. Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at the time of the sale, exchange, or settlement, and should be short-term capital gain or loss otherwise. The deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above. In particular, the IRS could seek to treat a security as a single debt instrument. Such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the securities are so treated, a U.S. Holder would generally be required to accrue interest income over the term of the securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to the securities. In addition, any gain a U.S. Holder might recognize upon the sale, exchange, or settlement of the securities would be ordinary income and any loss recognized by a U.S. Holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the securities, and thereafter, would be capital loss. Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the IRS could seek to characterize the securities in a manner that results in other tax consequences that are different from those described above. For example, the IRS could assert that any gain or loss that a U.S. Holder may recognize upon the sale, exchange or maturity of the securities should be treated as ordinary gain or loss.

Other alternative federal income tax treatments of the securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the securities. On December 7, 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any U.S. Treasury Department regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange, or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

•     an individual who is classified as a nonresident alien;

•     a foreign corporation; or

•     a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•     a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax

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purposes;

•     certain former citizens or residents of the United States; or

•     a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the securities.

Because the U.S. federal income tax treatment (including the applicability of withholding) of contingent quarterly payments on the securities is uncertain, the entire amount of the contingent quarterly payments will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from withholding under, an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax advisors regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% (or a lower rate under an applicable treaty) U.S. withholding tax if paid to a Non-U.S. Holder. Under U.S. Treasury Department regulations, certain payments(including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instrument, may be treated as dividend equivalents. However, this withholding on “dividend equivalent” payments, if any, will not apply to securities issued before January 1, 2016. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes in addition to the withholding tax described above without being required to pay any additional amounts with respect to amounts so withheld.

U.S. Federal Estate Tax

Under current law, while the matter is not entirely clear, individual Non-U.S. Holders and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange, or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners or otherwise establishes an exemption. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity or otherwise establishes an exemption.

The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale or redemption of the securities will only apply to payments made after December 31, 2018. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the securities.

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Paying agent:	HSBC Bank USA, N.A.
Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the securities and will receive a fee of $0.30 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.25 for each security they sell. Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the securities, but is under no obligation to make a market in the securities and may discontinue to do so at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

Where you can find more information:

This pricing supplement relates to an offering of securities linked to the underlying shares. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of the securities relates to the underlying shares, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying shares or any security comprising the underlying shares or as to the suitability of an investment in the securities.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the ETF Underlying Supplement dated March 5, 2015. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or ETF Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-1 of the accompanying ETF Underlying Supplement and page S-1 of the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

Validity of the securities:	In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the securities offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

This document provides a summary of the terms and conditions of the securities. We encourage you to read the accompanying ETF Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks above.

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